ANCHOR NATIONAL LIFE INSURANCE COMPANY
                 VARIABLE ANNUITY ACCOUNT FIVE
_______________________________________________________________
                SUPPLEMENT TO SEASONS PROSPECTUS
                      DATED APRIL 3, 1997


Delete the ninth paragraph and the figures contained in the chart under the heading "EXPENSES" of the Profile and replace with the following:

The following chart is designed to help you understand the charges in your contract. The column "Total Annual Charges" shows the total of the $35 contract administration charge, the 1.40% insurance charges and the investment charges for each STRATEGY. We converted the contract administration charge to a percentage (.09%) using an assumed contract size of $40,000. The actual impact of this charge on your contract may differ from this percentage.

                                                                      EXAMPLE:
                        Total Annual     Total Annual                 Total Expenses     Total Expenses
                         Insurance       Investment     Total Annual     at end of        at end of
STRATEGY                  Charges          Charges       Charges         1 Year           10 Years
------------------------------------------------------------------------------------------------------------
Growth              1.49% (1.40% + .09%)    1.25%         2.74%            $98               $307
Moderate Growth     1.49% (1.40% + .09%)    1.21%         2.70%            $97               $303
Balanced Growth     1.49% (1.40% + .09%)    1.17%         2.66%            $97               $299
Conservative Growth 1.49% (1.40% + .09%)    1.12%         2.61%            $96               $294

The INVESTMENT PORTFOLIO EXPENSES table under the section entitled
"SEASONS VARIABLE ANNUITY FEE TABLES" on page 4 is replaced with the following:

                                      INVESTMENT PORTFOLIO EXPENSES
                     (as a percentage of daily net asset value for the Trust's
                                     period ended September 30, 1997)

                                          Management             Other          Total Annual
                                              Fee               Expenses          Expenses
                                          ----------            --------        ------------
Stock                                        .85%                 .36%             1.21%
Asset Allocation: Diversified Growth         .85%                 .36%             1.21%
Multi-Managed Growth                         .89%                 .40%             1.29%
Multi-Managed Moderate Growth                .85%                 .36%             1.21%
Multi-Managed Income/Equity                  .81%                 .33%             1.14%
Multi-Managed Income                         .77%                 .29%             1.06%

_______________________
THE ABOVE INVESTMENT PORTFOLIO EXPENSES WERE PROVIDED BY SEASONS SERIES TRUST. WE HAVE NOT INDEPENDENTLY VERIFIED THE ACCURACY OF THE INFORMATION.


The INVESTMENT PORTFOLIO EXPENSES BY STRATEGY table under the section entitled "SEASONS VARIABLE ANNUITY FEE TABLES" on page 5 is replaced with the following:

                                INVESTMENT PORTFOLIO EXPENSES BY STRATEGY
                      (as a percentage of daily net asset value for the Trust's
                                     period ended September 30, 1997)

                                  Management             Other          Total Annual
        STRATEGY                      Fee               Expenses          Expenses
        --------                  ----------            --------        ------------
Growth                               .87%                .38%              1.25%
Moderate Growth                      .85%                .36%              1.21%
Balanced Growth                      .83%                .34%              1.17%
Conservative Growth                  .80%                .32%              1.12%

The EXAMPLES table under the section entitled "SEASONS VARIABLE ANNUITY FEE TABLES" on page 5 is replaced with the following:

                                EXAMPLES

You will pay the following expenses on a $1,000 investment in each STRATEGY, assuming a 5% annual return on assets and:
        (a) surrender of the contract at the end of the stated time period;
        (b) if the contract is annuitized or not surrendered.

                                            TIME PERIODS
                STRATEGY                1 YEAR          3 YEARS
                --------                ------          -------
                Growth                  (a) $98         (a) $145
                                        (b) $28         (b) $ 85

                Moderate Growth         (a) $97         (a) $144
                                        (b) $27         (b) $ 84

                Balanced Growth         (a) $97         (a) $143
                                        (b) $27         (b) $ 83

                Conservative Growth     (a) $96         (a) $141
                                        (b) $26         (b) $ 81

        Explanation of Fee Tables and Examples
        --------------------------------------

1. The purpose of the Fee Tables is to show you the various expenses you will incur directly and indirectly by investing in the contract. The example reflects owner transaction expenses, separate account expenses and investment portfolio expenses by STRATEGY.

2. For certain investment portfolios in which the STRATEGIES invest, the adviser, SunAmerica Asset Management Corp., has voluntarily agreed to waive fees or reimburse certain expenses, if necessary, to keep annual operating expenses at or below the following percentages of each investment portfolio's average net assets: Stock and Asset
        Allocation: Diversified Growth Portfolios: 1.21%; Multi-Managed
        Growth: 1.29%; Multi-Managed Moderate Growth: 1.21%; Multi-Managed Income/Equity: 1.14%; Multi-Managed Income: 1.06%. The adviser also may voluntarily waive or reimburse additional amounts to increase an investment portfolios' investment return. All waivers and/or reimbursements may be terminated at any time. Furthermore, the adviser may recoup any waivers or reimbursements within the following two years, provided that the investment portfolio is able to make such payment and remain in compliance with the foregoing expense limitations.

3. The Examples assume that no transfer fees were imposed. Premium taxes are not reflected but may be applicable.

4. THESE EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.


Date: October 31, 1997









            Please keep this Supplement with your prospectus